Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION:

Univar Investor Relations	Nexeo Investor Relations
David Lim	Michael Everett
+1 844-632-1060	+1 281-297-0856
IR@univar.com	Investor.Relations@nexeosolutions.com

Univar Media Relations	Nexeo Media Relations
Dwayne Roark	Tracy Diel
+1 331-777-6031	+1 281-297-0851
mediarelations@univar.com	Media.Relations@nexeosolutions.com

Univar to Acquire Nexeo, Accelerating Transformation and Growth

Combined Company expected to drive growth and shareholder value with North America’s largest sales force, broadest product offering, and most efficient supply chain network in the industry

•	Cash and stock transaction valued at approximately $2.0 billion, including assumption of Nexeo’s debt and other obligations, or $11.65 per share.

•

Highly synergistic combination expected to deliver $100 million, or $0.43 per share after-tax, of annual run-rate cost savings by the third year following close, and immediately reduce annual capital expenditures by $15 million per year.

•	Transaction expected to be accretive to Univar Adjusted EPS beginning in the first full year following closing.

•	Pro forma leverage is expected to be below 3.0x by the end of first full year after closing.

•	Univar has hired an external advisor to evaluate strategic alternatives for Nexeo’s industry leading Plastics business, which may include a potential divestiture of the business.

DOWNERS GROVE, ILL. and THE WOODLANDS, TEXAS— September 17, 2018 — Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredient distributor and provider of value-added services, and Nexeo Solutions, Inc. (NASDAQ: NXEO) (“Nexeo”), a leading global chemicals and plastics distributor, today announced they have entered into a definitive agreement for Univar to acquire Nexeo in a cash and stock transaction valued at approximately $2.0 billion, including the assumption of Nexeo’s debt and other obligations, or $11.65 per Nexeo share, subject to adjustment as described below.

Univar’s president and CEO, David Jukes, said: “This transformational combination is designed to create the premier global chemical and ingredients distributor, with exciting opportunities for our customers, suppliers, employees and investors. Together, we will drive growth and shareholder value with the largest North American sales force in chemical and ingredients distribution, the broadest product offering, and most efficient supply chain network in the industry. We expect the transaction to be accretive to earnings and cash flow beginning in the first full year post closing and to generate $100 million of annual run rate cost savings by the third year following close and reduce annual capital expenditures by $15 million immediately.”

“By combining the best capabilities, talent, and resources from our two companies we will be even better equipped to deliver superior service and expanded value to our customers and supplier partners. We expect to leverage Univar’s leading e-commerce and digital capabilities across Nexeo’s financial systems and centralized ERP platform to accelerate the digital transformation already underway at Univar and reduce costs, while enhancing the ease of doing business. Our shared commitment to safety and innovation and our common organization structures provide a strong foundation for a smooth and successful integration,” Mr. Jukes concluded.

Nexeo’s CEO, David Bradley, added: “We share Univar’s confidence in the future of our combined enterprise, given the strong strategic alignment across our business models, go-to-market strategies, superior product offerings, and digital capabilities. This combination represents a logical and compelling step forward, consistent with our focus on accelerating growth for the benefit of our customers, employees and suppliers. We are especially pleased that Nexeo’s employees are highly valued by Univar, and that our shareholders will be able to participate in the company’s future success through ongoing equity ownership.”

Transaction Details

The merger agreement provides for each share of Nexeo stock issued and outstanding to be converted into 0.305 shares of Univar common stock and $3.29 in cash, subject to adjustment at closing, representing a purchase price of $11.65 per share of Nexeo common stock, based on Univar’s closing price on September 14, 2018 of $27.40. The cash consideration is subject to a potential reduction of up to $0.41 per share, based on Univar’s stock trading price prior to the completion of the acquisition.

Following the close, existing Nexeo equity warrants will be exercisable for the merger consideration in accordance with the terms of the warrant agreement.

The transaction is expected to deliver $100 million, or approximately $0.43 per share (after tax), in annual run-rate cost savings by the third year following close, and immediately reduce ongoing annual capital expenditures by $15 million. It is expected to be accretive to Univar’s Adjusted EPS beginning in the first full year following closing. Univar expects pro forma leverage ratio to be below 3.0x by the end of the first full year after closing.

Closing Details

The transaction has been unanimously approved by the Boards of Directors of both companies, and is anticipated to close in the first half of 2019, subject to the approval of both Univar and Nexeo shareholders, as well as receipt of regulatory approvals and satisfaction of other customary conditions. Nexeo’s key stockholders, TPG and First Pacific, have agreed to provide consent for the proposed transaction.

Financing

Univar intends to finance the cash portion of the transaction and refinance Nexeo’s existing debt with a combination of available cash and bank financing, for which it has received commitments.

Strategic Review of the Nexeo Plastics Business

Consistent with its focus on chemicals and ingredients distribution, Univar has hired an external advisor to evaluate strategic alternatives for Nexeo’s industry leading Plastics business, which may include a potential divestiture. Nexeo’s Plastics business is a distributor of prime thermoplastic resins and other products supporting OEMs, molders and design firms around the world, and will represent less than 10 percent of the combined companies’ earnings. The business will continue to be led by Shawn Williams, executive vice president Nexeo Plastics. The review is expected to be completed concurrent with the close of the transaction.

Advisors

For Univar, Goldman Sachs & Co. LLC is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. For Nexeo, Moelis & Company LLC is serving as financial advisor and Weil, Gotshal & Manges LLP is serving as legal counsel.

Conference Call

Univar and Nexeo will host a joint conference call with the investment community on Monday, September 17, 2018 at 5:00 p.m. ET to discuss the transaction. Access to the live audio webcast can be accessed on the Investor Relations section of Univar’s website at http://investor.univar.com and on Nexeo’s website at https://ir.nexeosolutions.com. Investors may listen to the conference call by dialing +1-877-683-2092 (toll free) / +1-647-689-4067 (international) and using conference code 2593359. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

About Univar

Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredient distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

About Nexeo

Nexeo is a leading global chemicals and plastics distributor, representing products from world-class producers to a diverse customer base. From product specification to sustainable solutions, the Company goes beyond traditional logistics to provide value-added services across many industries, including chemicals manufacturing, oil and gas, coatings, personal care, healthcare, automotive and 3D printing. The Company leverages a centralized technology platform to identify efficiencies and create solutions to unlock value for suppliers and customers. Learn more at www.NEXEO.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 codified in Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended. Some forward-looking statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “would” and similar expressions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this communication and include statements regarding, among other things, the expected timetable for closing of the proposed transaction between Univar Inc. (“Univar”) and Nexeo Solutions, Inc. (“Nexeo”), the expected benefits and synergies of the proposed transaction and the operating results, performance and capital structure of the combined company.

Forward-looking statements are based on Univar’s and Nexeo’s current expectations and beliefs concerning future developments and their potential effect on Univar, Nexeo and the combined company. While Univar and Nexeo believe that forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Univar, Nexeo and the combined company will be those anticipated. A number of important factors, risks and uncertainties could cause actual results to differ materially from those contained in or implied by the forward-looking statements, many of which are beyond Univar’s or Nexeo’s control. Factors, risks and uncertainties that could cause actual results to differ from those reflected in forward-looking statements include: changes in general economic, business and political conditions, including changes in the financial markets; the ability to satisfy the conditions to closing of the proposed transaction on the expected timing or at all and other risks related to the completion of the proposed transaction; the ability to obtain required shareholder and regulatory approvals for the proposed transaction on the expected timing or at all; the ability to complete the proposed transaction on the expected terms and timing or at all; higher than expected or unexpected costs associated with or relating to the proposed transaction; the risk that expected benefits, synergies and growth prospects of the proposed transaction and combined company may not be achieved in a timely manner or at all; results of the strategic review of Nexeo’s plastics distribution business in connection with the consummation of the proposed transaction and the outcome and impact of a resulting strategic transaction, if any; the ability to successfully integrate Nexeo’s business with Univar following the closing; the risk that Univar and Nexeo will be unable to retain and hire key personnel; the risk that disruption from the proposed transaction may adversely affect Univar’s and Nexeo’s business and their respective relationships with customers, suppliers, distributors or employees; and other risks detailed in the risk factors discussed in “Item 1.A. Risk Factors” in each of Univar’s and Nexeo’s most recent Annual Reports on Form 10-K, as updated by any Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and future filings with the SEC. Unless otherwise indicated or the context otherwise requires, comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions, divestitures or other potential strategic transactions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Neither Univar nor Nexeo undertake any obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction between Univar and Nexeo, Univar intends to file a registration statement on Form S-4, which will contain a prospectus and a proxy statement for Univar and consent solicitation statement for Nexeo (the “prospectus/joint proxy and consent solicitation statement”). INVESTORS AND SECURITY HOLDERS OF UNIVAR AND NEXEO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROSPECTUS/JOINT PROXY AND CONSENT SOLICITATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive prospectus/joint proxy and consent solicitation statement will be sent to the shareholders of Univar and Nexeo. Investors and security holders will be able to obtain copies of the prospectus/joint proxy and consent solicitation statement as well as other filings containing information about Univar and Nexeo, without charge, at the SEC’s website, http://www.sec.gov. Copies of the documents filed with the SEC by Univar will be available free of charge within the investor relations section of Univar’s website at www.univar.com. Copies of the documents filed with the SEC by Nexeo will be available free of charge within the investor relations section of Nexeo’s website at www.nexeosolutions.com.

Participants in the Solicitation

Univar, Nexeo and each of their directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from Univar’s shareholders and consents from Nexeo’s shareholders in respect of the proposed transaction between Univar and Nexeo. Information regarding Univar’s directors and executive officers is contained in Univar’s proxy statement for its 2018 annual meeting, which was filed with the SEC on March 20, 2018. Information regarding Nexeo’s directors and executive officers is contained in Nexeo’s proxy statement for its 2018 annual meeting, which was filed with the SEC on December 14, 2017. Investors and security holders may obtain additional information regarding the interests of such participants by reading the prospectus/joint proxy and consent solicitation statement when it becomes available, which may be obtained as described in the paragraphs above.

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